Exhibit 1


          July 10, 1997 4:00 pm est/5:00 pm est


                             WPS and UPEN Announce Merger


          (Green Bay, WI and Houghton, MI) -- WPS Resources Corporation (NYSE:WPS) and Upper Peninsula Energy Corporation (NASDAQ:UPEN) announced today their Boards of Directors have approved an agreement to merge the two energy companies.


          WPS Resources Corporation's principal subsidiary is Wisconsin Public Service Corporation (WPSC), an electric and natural gas utility headquartered in Green Bay, Wisconsin. It serves 400,000 customers in northeastern and northcentral Wisconsin, as well as a small portion of Michigan's Upper Peninsula. WPS Resources Corporation's other subsidiaries include WPS Energy Services, Inc., which provides energy marketing services and energy project management services in the non-regulated energy marketplace, and WPS Power Development, Inc., which develops electric generation projects and provides services to the non-regulated electric generation industry. WPS Resources Corporation's revenues for the year ending December 31, 1996 were $858,254,000.


          The Upper Peninsula Energy Corporation's principal subsidiary is the Upper Peninsula Power Company (UPPCO), an electric utility which serves 48,000 customers in two-thirds of Michigan's Upper Peninsula. The holding company's revenues for the year ending December 31, 1996 were $58,302,000. Its two other subsidiaries are: PENVEST, Incorporated, which pursues opportunities in telecommunications, engineering services, and other non-regulated businesses; and Upper Peninsula Building Development Company, which is the owner of the corporate headquarters building in Houghton.

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          Following the necessary regulatory approvals, UPEN will be merged into WPS and UPPCO will become a wholly-owned subsidiary of WPS.
          A merger transition team made up of representatives from both companies will be established to ensure a smooth transition and continue the already strong tradition of customer, shareholder, and employee value.


          The transaction will be structured as a tax-free, stock-for-stock exchange. In the merger, holders of UPEN common stock will receive .90 shares of WPS common stock for each share of UPEN common stock they own. Owners of WPS common stock will retain the number of shares they own on the effective date. At the close of business on July 10, 1997, WPS had 23,896,962 shares outstanding, and UPEN had 2,897,001 shares outstanding.


          Accordingly, following the effective date of the merger, existing WPS shareholders will hold 90.2 percent of the WPS shares and the remaining 9.8 percent will be held by UPEN shareholders.


          The Board of Directors of WPS will be expanded from nine to ten members following the effective date of the merger to include one director nominated by UPEN.


          The merger is subject to approval by the shareholders of UPEN, the Securities and Exchange Commission (SEC), and the Federal Energy Regulatory Commission (FERC).


          The merger is also subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust
          Improvements Act. Conditions of closing require that the parties receive an opinion of counsel that the exchange of stock

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          qualifies as a tax-free transaction and obtain appropriate accountant assurances that the transaction will be accounted for as a pooling of interests.


          Preliminary proxy materials will be filed with the SEC in the near future. Based on optimal times for the required regulatory approvals, the merger is expected to be completed in 1998.


          Both principal subsidiaries, WPSC and UPPCO, have already established a history of working together on certain aspects of their operations. Since last year, WPSC has contracted to handle UPPCO's after-hours trouble calls and dispatching of line crews during storm outages.


          The current workforce of UPPCO is 423 people, which includes employees who are assigned to the Presque Isle Power Plant owned by Wisconsin Electric Power Company and the city of Escanaba's generating station. In the purchase agreement, the two companies agreed that any reduction in the work force will be through normal attrition or relocation. The companies also agreed that current union agreements will be honored.


          The merger agreement will benefit customers, according to utility officials. Both WPSC and UPPCO have similar electrical systems and customer bases. The merger, according to officials, will ensure future electric rate stability and electric system reliability as the utility industry faces the uncertainty associated with re-regulation.

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          Customer service levels are expected to improve as there will now be a larger support staff to assist customers. Utility officials expect the merger to result in improved service and operating standards.


          There are no plans to change UPPCO's name and the Houghton office will continue to serve as its headquarters. Officials from both companies emphasized that community presence will continue to be a priority. All of UPPCO's existing customer contracts will be honored.


          In a joint statement from WPS President and CEO Larry Weyers and UPEN Chairman of the Board and President Clarence Fisher, "This merger is about growth, opportunity, and creating value. Each company has a recognized name, strong reputation, and a shared commitment of increasing value to customers, community, shareholders, and employees."


                                       # END #

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          For further information, contact:

          Patrick Schrickel             Clarence Fisher
          Executive Vice President      Chairman of the Board and President
          WPS                           UPEN
          (414) 433-1036                (906) 487-5090

          Ralph Baeten                  Burton Arola
          Treasurer                     Corporate Secretary
          WPS                           UPEN
          (414) 433-1449                (906) 487-5084